                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Definitive Proxy Statement
[X]  Definitive Additional Materials
[  ] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section 240.14a-
     12

                                  ACE Limited
                (Name of Registrant as Specified In Its Charter)

                                  ACE Limited
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[  ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(3).
[  ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).
[X]  Fee computed on table below per Exchange Act Rule 14a-5(i)(4) and 0-11.

     1)  Title of each class of securities to which transactions applies:
          Ordinary Shares

     2)  Aggregate number of securities to which transactions applies:
          18,181,818*

     3)  Per unit price or other underlying value of transaction computed
          pursuant to Exchange Act Rule 0-11.      $33.00 per Ordinary Share*

          * Pursuant to the terms of the transaction described in the Joint Proxy Statement/Prospectus, ACE Limited will issue Ordinary Shares having an aggregate market value (determined as described in the Joint Proxy Statement/ Prospectus) of $600,000,000, provided that the average closing price used in determining the number of Ordinary Shares to be issued will not be less than $33.00. The aggregate number of securities to which the transaction applies and the per unit price have been calculated assuming a $33.00 average closing price which would provide the maximum number of Ordinary Shares issuable in the transaction.

     4)  Proposed maximum aggregate value of transaction:  $600,000,000

     5)  Total Fee paid:  $120,000

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount previously paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                [ACE Letterhead]

June 8, 1996


Mr. Donald Kramer
Co-Chairman
Tempest Reinsurance Company Limited
14 Par-la-Ville Road
Hamilton HM 08 Bermuda

Dear Don:

On behalf of the Board of Directors of ACE Limited, I would like to take this opportunity to state unequivocally our commitment to acquire Tempest, pursuant to our existing amalgamation agreement as improved by the terms of this letter. We have long felt that an ACE/Tempest combination provides superior value to Tempest shareholders through ownership of stock in the combined entity. In light of recent events, however, and in order to assure meeting our deadline for shareholder approval of June 19, 1996, the Board of Directors of ACE Limited has agreed to significantly increase the consideration to be paid to Tempest shareholders. Specifically, we propose that the value of the consideration to be received by Tempest shareholders be increased by approximately $50 million through a pre-closing dividend plus an additional dividend of up to a maximum of $50 million declared prior to closing if the price of ACE ordinary shares does not trade at $49.00 per ordinary share or higher on any date from and including June 10, 1996 to the date prior to the closing of the transaction. Computed as of March 31, 1996, with these improvements, ACE's offer will be increased to $743.9 million or $179.04 per Tempest common share.

We remain confident that the combination of ACE and Tempest is viewed as a very positive transaction by all constituencies and is in the best interests of both Tempest's and ACE's shareholders. ACE believes that the ACE/Tempest transaction under our existing agreement provides Tempest's shareholders with superior economic value compared to that provided by the proposal recently set forth by IPC Holdings, Ltd. ("IPC") even without giving effect to the new proposals set forth in this letter. Any such comparison must necessarily consider, among other elements, the following critical factors:

 .    Value of ACE Ordinary Shares to be Issued - The ACE/Tempest transaction is due to close, subject to shareholder approval, on or about June 19, 1996, and thus the value of the ACE ordinary shares to be received by Tempest shareholders is subject to much less uncertainty than that of IPC. The value of the IPC shares to be issued under the IPC proposal is uncertain. Because the IPC proposal contemplates a closing no earlier than the end of September, nearly four months away, Tempest shareholders are subject to the risks of substantial movements in the price of IPC shares, and a

Page 2
June 8, 1996
Mr. Donald Kramer


     potential significant decrease in the value of the proposed IPC consideration. The recent decline in the market price of IPC shares may suggest that the market does not support the IPC proposal.

 .    Proximity of ACE/Tempest Closing Reduces Risk to Tempest Shareholders - Due
     to the proximity of the closing, which should occur on or about June 19, 1996, the ACE/Tempest transaction is much less uncertain. During the period prior to the proposed closing of the IPC transaction, which is at least four months, Tempest and its shareholders would be exposed to a number of business, financial and market uncertainties. As a portion of the consideration to be paid by IPC is subject to Tempest's results for the period between March 31, 1996 and the closing date, any adverse business, financial or market developments could decrease the consideration to be received by Tempest shareholders. This period encompasses the traditional Atlantic hurricane season.

 .    Market Opportunity to Evaluate ACE/Tempest Transaction - The market has had an opportunity to evaluate the ACE/Tempest transaction, including the issuance of additional ACE ordinary shares, the effect of which ACE believes was largely reflected in the market price of ACE's ordinary shares which prevailed immediately prior to the announcement of the IPC proposal. In addition, the ACE/Tempest transaction contemplates the issuance of ACE ordinary shares representing less than 30% of the currently outstanding ACE ordinary shares. The IPC proposal contemplates the issuance of a substantial number of additional IPC shares. There is significant uncertainty as to the effect of this issuance on the long-term market price of the IPC shares.

 .    Firm Commitment by ACE Under Amalgamation Agreement - ACE and Tempest have a definitive agreement providing for the combination of ACE and Tempest, subject to shareholder approval, on or about June 19, 1996. The IPC proposal is conditioned upon the termination of the ACE/Tempest agreement, approval of a mutually satisfactory amalgamation agreement, due diligence and the approval by the Board of Directors and shareholders of both Tempest and IPC. Furthermore, in connection with its March 1996 initial public offering, IPC agreed not to sell or contract to sell, without the written consent of the underwriters in the initial public offering, any of its common shares until early September. Therefore, even if Tempest's board terminates the ACE agreement and the other conditions mentioned above are met, Tempest may not have any other acquisition agreement for the

Page 3
June 8, 1996
Mr. Donald Kramer

     purchase of Tempest shares. IPC could simply walk away or simply choose to substantially alter the terms of its proposal at any time prior to its signing of a definitive agreement.

 .    Agreement with General Re - General Re has agreed in writing to the arrangements described in the ACE/Tempest joint proxy statement. IPC's bid assumes an agreement with General Re regarding the repurchase of its Tempest shares and options as well as the cancellation of agreements between General Re and Tempest. We understand that there are no agreements between IPC and General Re regarding these issues.

 .    ACE/Tempest Transaction Provides Opportunity for Growth - Because of the
     different lines of business conducted by ACE and Tempest, we believe that there are substantial opportunities for cross-selling and client additions. IPC's claim that this combination would expand client relationships is suspect. We believe there are substantial overlaps in IPC's and Tempest's client base and that, because many clients limit the amount of reinsurance placed with any single reinsurer, this overlap could result in a significant loss of business.

 .    ACE Provides Tempest Shareholders with an Investment in a Diversified
     Company -Under the ACE/Tempest transaction, Tempest shareholders would own freely tradeable shares in a large, diversified international property and casualty insurance company. Under the IPC proposal, Tempest shareholders would own shares of an even more concentrated monoline property catastrophe reinsurer than before.


To reiterate, in order to assure meeting the deadline of June 19, 1996 for shareholder approval and to consummate our transaction as quickly as possible, the Board of Directors of ACE has agreed to revise our existing agreement so as to provide the following:

REMOVAL OF 42% LOSS RATIO PROVISION AND INCREASED CASH DIVIDEND

In order to increase the value received by Tempest shareholders (other than General Re, which is discussed further below) in the ACE/Tempest transaction, ACE proposes to remove the 42% loss ratio provision, and to provide Tempest shareholders with an additional cash dividend prior to the closing date. Computed as of March 31, 1996, these changes would result in additional consideration to Tempest shareholders equal to approximately $50.4 million or $12.13 per Tempest share. This amount will consist of

Page 4
June 8, 1996
Mr. Donald Kramer

$25.4 million or $6.11 per Tempest common share attributed to the removal of the 42% loss ratio provision and $25 million or $6.02 per Tempest common share attributed to an additional pre-closing dividend which will reduce Tempest's March 31, 1996 Net Asset Value to $475 million.

GUARANTEED VALUE CASH DIVIDEND

ACE further proposes to provide additional guaranteed value to Tempest shareholders (other than General Re) of up to a maximum of $50 million dollars or $12.04 per Tempest common share. Such value will be provided to Tempest shareholders through the appreciation of ACE ordinary shares and/or in the form of an additional cash dividend. Specifically, although the ACE ordinary shares trade at approximately $45.00 at present, ACE believes that, with the removal of the uncertainty regarding the closing of the ACE/Tempest combination, its ordinary shares would trade at a level commensurate with the trading level which prevailed immediately prior to IPC's announcement of its intention to acquire Tempest. Based on an ACE ordinary share price of $49.00, for example, ACE's new proposal provides Tempest shareholders with a total value of $743.9 million or $179.04 per Tempest common share. In order to assure Tempest shareholders of the receipt of such value, ACE proposes that Tempest declare a dividend in an amount equal to the number of ACE ordinary shares to be issued in the amalgamation multiplied by the difference between the highest price at which ACE ordinary shares trade between and including June 10, 1996 and the day before the closing and $49.00 (the "Guaranteed Value Cash Dividend"), assuming the issuance of 13.3 million shares in the amalgamation. The Guaranteed Value Cash Dividend is subject to a maximum value of $50 million and is limited to such amount that will guarantee Tempest shareholders receive a maximum value of $743.9 million consisting of cash dividends, including the Guaranteed Value Cash Dividend, and ACE ordinary shares valued at the highest price at which ACE ordinary shares trade between and including June 10, 1996 and the day before the closing.

The following chart summarizes the consideration payable per Tempest common share to Tempest shareholders (other than General Re) under our revised proposal and under the IPC proposal, demonstrating the superiority of our revised proposal, including the Guaranteed Value Cash Dividend, across a range of ACE ordinary share market prices:

Page 5
June 8, 1996
Mr. Donald Kramer



                                      ACE                      ACE                  IPC
                            -----------------------  ----------------------- --------------------
                              (ASSUMING ORDINARY       (ASSUMING ORDINARY
                            SHARE PRICE OF $45.25)   SHARE PRICE OF $49.00)
Dividend                           $ 21.79                  $ 21.79               $ 22.60
Stock                               145.21                   157.25                 80.58
Guaranteed Value Cash
 Dividend                            12.04                       --                    --

Cash                                    --                       --                 76.82
Deduction for payment of
 Termination Fee                        --                       --                 (2.71)

                                   -------                  -------               -------
Total                              $179.04                  $179.04               $177.29


AMENDMENT TO GENERAL RE AGREEMENT

In addition, ACE will consent to an amendment of Tempest's agreement with General Re providing for an additional cash payment to General Re of $7.5 million, or $6.97 per Tempest common share held by General Re. This amount will bring the consideration to be paid to General Re to a level commensurate with the consideration to be paid Tempest shareholders prior to the payment of the Guaranteed Value Cash Dividend. If Tempest's agreement with General Re is amended, as mentioned above, ACE understands that Tempest's Net Asset Value will be further reduced from $475 million to $467.5 million.

The dividends to Tempest Shareholders (excluding the Guaranteed Value Cash Dividend) will be adjusted based on actual results between March 31, 1996 and closing to result in a Net Asset Value of $467.5 million at closing if the Tempest agreement with General Re is amended or $475 million otherwise. If the Net Asset Value of Tempest (excluding the Guaranteed Value Cash Dividend) is below this level at closing a respective adjustment of purchase price will result.

Page 6
June 8, 1996
Mr. Donald Kramer


AMENDMENT OF THE RIGHT TO TERMINATE IF AVERAGE CLOSING PRICE ABOVE $49.00

ACE also proposes to amend the amalgamation agreement to remove the ability of both parties to terminate the amalgamation agreement if the Average Closing Price (as defined in the amalgamation agreement) is greater than $49.00.

ACE believes that the revised terms of its agreement, combined with the certainty of a transaction with ACE and the diversification and liquidity created by the ACE/Tempest transaction, provides Tempest's shareholders an offer superior to that proposed by IPC. We have more than met any stated objection to the ACE/Tempest transaction, namely adequacy of consideration, fair treatment of all Tempest shareholders and immediate liquidity of the ACE ordinary shares.

Our offer is based on our respective organizations meeting the dates set for our respective shareholder meetings on June 19, 1996, as previously contemplated.
In order to provide each of us with an adequate opportunity to give notice to our shareholders of the revised terms of our agreement, we must receive definitive acceptance of the revised terms of our agreement as set forth in this letter by 5:00 p.m. (local Bermuda time) on Monday, June 10, 1996.

We look forward to closing our previously agreed upon transaction shortly. If you or your directors have any questions regarding ACE's offer, please feel free to call me.

Yours sincerely,

/s/ Brian Duperreault

Brian Duperreault
Chairman, President and
Chief Executive Officer

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

FOR IMMEDIATE RELEASE                  Investor Contact:         Helen M. Wilson
                                                              Investor Relations
                                                                     ACE Limited
                                                                  (441) 299-9283



          ACE Limited Improves Bid To Acquire Tempest by $100 Million
          -----------------------------------------------------------

HAMILTON, BERMUDA, June 9, 1996 -- ACE Limited (NYSE: ACL) announced today that it has offered to increase by approximately $100 million the price it would pay in connection with its previously announced agreement to acquire Tempest Reinsurance Company Limited, a Bermuda-based property catastrophe reinsurer.

The improved ACE proposal provides Tempest shareholders (excluding General Re Corporation) with $743.9 million in total value or $179.04 per Tempest common share. Even before taking into account the strategic benefits of the ACE/Tempest transaction, the improved ACE proposal represents a value superior to that offered by IPC Holdings, Ltd. on June 3, 1996 of $736.6 million (excluding the General Re component) or $177.29 per Tempest common share (as shown in the table below). In addition, under the improved ACE proposal, General Re, which previously entered into a separate agreement with Tempest to sell its shares for $172.4 million would receive an additional $7.5 million.

Brian Duperreault, ACE's chairman, president and chief executive officer, stated: "ACE believes that the revised terms of its proposal, combined with the certainty of a transaction with ACE and the diversification and liquidity created by the ACE/Tempest transaction, provides Tempest's shareholders with an offer superior to that proposed by IPC. The ACE/Tempest transaction will diversify ACE's overall risk profile and expand ACE's customer base. Most importantly, the ACE/Tempest transaction remains significantly accretive to ACE shareholders on both a book value per share and earnings per share basis."

ACE reiterated its belief that its transaction is superior to the proposal set forth by IPC for, among other reasons, the following critical factors:

     .    GREATER CERTAINTY OF VALUE OF ACE ORDINARY SHARES.

          Because ACE is scheduled to close its transaction in ten days, the value of the ACE shares to be received is more certain--there is significant uncertainty as to what IPC shares will be worth in four months, which is the earliest the IPC transaction could be closed.

     .    SIGNIFICANTLY REDUCED EXPOSURE TO BUSINESS RISK.

          Because ACE has the ability to close its acquisition of Tempest in approximately 10 days, Tempest shareholders have less exposure to business, financial and market uncertainties -- the valuation of the consideration in IPC's transaction could decrease as a result of Tempest's results over the next four months, which include the traditional Atlantic hurricane season.

     .    FAVORABLE MARKET REACTION TO ACE/TEMPEST TRANSACTION.

          The market has had the opportunity to evaluate the ACE/Tempest transaction -- there is significant uncertainty as to the effect of the IPC proposal on the long-term market price of IPC shares.

     .    FIRM COMMITMENT BY ACE.

          ACE is contractually bound to the Tempest transaction -- IPC is not in a position to enter into a contract with Tempest before September without the consent of the underwriters of its initial public offering.

     .    BETTER STRATEGIC FIT.

          The ACE/Tempest transaction provides Tempest shareholders with an investment in a diversified company as opposed to a concentrated monoline property catastrophe reinsurer.

Under the improved ACE proposal, the value of the consideration to be received by Tempest shareholders would be increased by approximately $50 million through a pre-closing dividend plus a Guaranteed Value Cash Dividend of up to a maximum of $50 million if the price of ACE ordinary shares does not trade at $49.00 per share or higher on any date from and including June 10, 1996 to the date prior to the closing, calculated as the difference between the highest trading price and $49.00 multiplied by approximately 13.3 million. The dividends to Tempest shareholders (excluding the Guaranteed Value Cash Dividend) will be adjusted based on actual results between March 31, 1996 and closing.

The following chart summarizes the consideration payable per Tempest common share to Tempest shareholders (other than General Re) under the improved ACE proposal, assuming an ACE ordinary share price of $45.25, and under the IPC proposal. This chart demonstrates the superiority of the ACE proposal without giving effect to the qualitative factors discussed above which further enhance the value of the ACE/Tempest transaction:



                                                   ACE      IPC
                                                 -------  -------
               Dividend                          $ 21.79  $ 22.60

               Stock                              145.21        -

               Stock/Cash                              -   157.40

               Guaranteed Value Cash               12.04        -
               Dividend (cash plus increased
               stock value)

               Deduction for payment of
               Termination Fee                         -    (2.71)

                                                 -------  -------
               Total                             $179.04  $177.29

In order to increase the value received by Tempest shareholders (other than General Re), the ACE proposal removes the 42% loss ratio provision, and provides Tempest shareholders with an additional cash dividend prior to the closing date resulting in a lower net asset value at closing. ACE also has proposed eliminating the ability to terminate the ACE/Tempest transaction if the Average Closing Price (as defined in the amalgamation agreement) is greater than $49.00.

Mr. Duperreault stated that "ACE is committed to acquire Tempest and is confident in its ability to close the transaction promptly."

On March 14, 1996, ACE and Tempest entered into an amalgamation agreement pursuant to which Tempest would be acquired by ACE and the shareholders of Tempest would receive ACE ordinary shares. On June 3, 1996, IPC Holdings, Ltd., a Bermuda-based property catastrophe reinsurer announced a proposal to acquire Tempest. ACE and Tempest have set June 19, 1996 as the date of the shareholder meetings to vote on matters related to the ACE/Tempest transaction.

The ACE group of companies specializes in catastrophe insurance for a diverse group of international clients. ACE Limited's Bermuda subsidiaries are leading providers of high level excess and directors and officers liability insurance, and also provide satellite, aviation, excess property and financial lines coverages. ACE owns a majority interest in Methuen Group Limited and provides corporate capital to Lloyd's syndicates managed by Methuen's managing agency.
At March 31, 1996, ACE Limited had over $1.5 billion in shareholders' equity and $3.5 billion in assets.


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